Exhibit 99.1

NEWS RELEASE                    CONTACT:    LARA MAHONEY
440-329-6393

INVACARE CORPORATION REACHES AGREEMENT WITH FDA ON TERMS OF CONSENT DECREE, SUBJECT TO APPROVAL OF UNITED STATES DISTRICT COURT

Elyria, Ohio - (December 20, 2012) - Invacare Corporation (NYSE: IVC) today announced that it has reached an agreement on the terms of a consent decree of injunction with the United States Food and Drug Administration (FDA). The consent decree, which is subject to the approval of the United States District Court for the Northern District of Ohio, relates to previously announced inspectional observations at the Company's corporate facility and its Taylor Street wheelchair manufacturing facility, both located in Elyria, Ohio. The decree limits production and certain design activities at the two Elyria facilities until they are inspected and certified to be in compliance with FDA regulations by an independent third-party expert, and the FDA has notified the Company that it appears to be in compliance with applicable requirements. All other worldwide manufacturing facilities within the Company remain in full operation.

“The Company is pleased to have reached an agreement with the FDA and believes it represents an important step forward for Invacare,” said Gerry Blouch, Invacare president and chief executive officer. “The terms of the decree contain important exceptions that will allow Invacare to continue to provide medically necessary products for the consumers who need them, as well as ongoing replacement, service and repair of products already in use. Throughout this process, the Company will try, as much as possible, to minimize the impact on its associates, customers, and the people who rely on Invacare products to make life's experiences possible.”

TERMS OF THE DECREE
Subject to the approval of the Court, the terms of the decree, a copy of which will be disclosed by Invacare in a filing with the Securities and Exchange Commission (“SEC”), include, but are not limited to the following:

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The injunction limits Invacare's manufacture and distribution of custom power and manual wheelchairs, wheelchair components and wheelchair subassemblies at or from its Taylor Street manufacturing facility. The decree also temporarily limits design activities related to wheelchairs and power beds that take place at the impacted Elyria facilities.

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The Company may continue to fulfill orders and written quotes that are already in Invacare's order fulfillment system at the time the U.S. District Court enters the decree, as long as the provider completes a form certifying that he or she is aware of the decree and would still like for Invacare to fulfill the order.

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Invacare may manufacture and distribute a patient's replacement chair and/or seating system when a patient requests the same or newer version of his/her existing product, and the clinician submits a verification of medical necessity form that acknowledges the existence of the decree.

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The Company may manufacture and distribute power wheelchairs or seating systems from the Taylor Street facility, if a clinical evaluation determines that those products are medically necessary for a particular patient's condition which cannot be adequately addressed by another manufacturer's product, and the clinician and the patient's physician complete and submit a verification of medical necessity form.

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Other exemptions exist to allow for ongoing service, repair and warranty replacement of products already in use as long as the provider completes a form certifying that he or she is aware of the decree and that parts and components they receive will be used solely for the service or repair of Invacare wheelchairs already in use.

PROCESS / NEXT STEPS
In order to resume full operations at the impacted Elyria sites, the Company must successfully complete a third-party expert audit that will be followed by an FDA inspection. The expert audit will review Invacare's compliance with the FDA's quality system regulations. The audit is divided into three separate reports, which would enable the Company to resume certain activities after written FDA approval of each of the first two reports while the Company continues to bring the remaining aspects of its quality systems into compliance. This certification audit process includes:

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First, the third-party expert will inspect the qualification and validation procedures and documentation for equipment and processes at the Taylor Street manufacturing facility. Once the FDA has reviewed the report and notified the Company that those procedures appear to be in compliance, which may or may not require an FDA inspection, the Company will be permitted to resume the manufacturing of components and parts in its Taylor Street facility for the further manufacture of devices produced by other Invacare facilities.

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Second, the third-party expert will review the Company's design control systems at the corporate and Taylor Street manufacturing facilities. Once the FDA has reviewed the report and notified the Company that the design control systems appear to be in compliance, which may or may not require an FDA inspection, the Company will be able to resume design activities of wheelchairs and power beds at the impacted Elyria facilities.

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The final inspection by the third-party expert will be a comprehensive review of the Company's compliance with the FDA's quality system regulations at the impacted Elyria facilities. This audit will be followed by an FDA inspection. After receipt of a written notification from the FDA that it appears to be in compliance, the Company may resume full operations at the corporate and Taylor Street manufacturing facilities.

Blouch continued, “As the industry leader in the design, manufacture and distribution of innovative home and long-term care medical products, Invacare is committed to full compliance with FDA regulations. The Company has made significant progress on the remediation of its quality systems. In fact, the Company recently began the first two third-party expert audits. Over the past year, the Company has added quality and regulatory personnel with medical device experience to its quality and regulatory affairs departments. In addition, the Company has engaged outside experts with proven quality systems and regulatory experience in the medical device industry to accelerate its quality system remediation. The Company has had a constructive dialogue with the FDA and it looks forward to fulfilling its obligations under the terms of the agreement in a timely manner. Invacare is confident that these improvements will make it an even stronger company.”

When the consent decree becomes effective, the Company will closely monitor the level of production at the Taylor Street facility as it determines the impact of orders related to medical necessity and the customers who elect to fulfill existing orders and written quotes. While the Company expects a reduction in the operations workforce at the Taylor Street facility, the timing is uncertain. For these reasons and given the uncertainty of when full production will resume, the Company is unable to provide financial guidance. However, for information purposes, the Company estimates that the products manufactured at the Taylor Street facility represented approximately $172 million in net sales for the full year 2011 in the North America/HME segment and approximately $114 million in net sales for the nine months ended September 30, 2012 in the North America/HME segment.

INVESTOR CONFERENCE CALL
In conjunction with this release, Invacare will host a conference call on December 21, 2012 at 8:30 a.m., EST. Those wishing to participate in the call live should dial 888-498-8379 or 706-679-5239 for international callers, and enter meeting ID 83941907.

A digital recording will be available two hours after completion of the conference call from December 21, 2012 to December 28, 2012. To access the recording, US/Canada callers should dial 855-859-2056, or 404-537-3406 for international callers, and enter conference ID 83941907.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 6,200 associates and markets its products in approximately 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “believe” and “anticipate,” as well as similar comments, are forward-looking in nature that are subject to inherent uncertainties that are difficult to predict. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: compliance costs, limitations on the design, production and/or distribution of the Company's products, inability to bid on or win certain contracts, or other adverse effects of the FDA consent decree of injunction; unforeseen circumstances that might delay or adversely impact the results of the third party expert certification audits or FDA inspections of the Company's quality systems at the impacted Elyria facilities; the failure or refusal of customers or healthcare professionals to sign necessary certification forms required by the exceptions to the consent decree; adverse changes in government and other third-party payor reimbursement levels and practices both in the U.S. and in other countries (such as, for example, more extensive pre-payment reviews and post-payment audits by payors, or the Medicare national competitive bidding program covering nine metropolitan statistical areas that started in 2011 and an additional 91 metropolitan statistical areas beginning in July 2013), impacts of the U.S. Affordable Care Act that was enacted in 2010 (such as, for example, the expected annual impact on the Company of the excise tax beginning in 2013 on certain medical devices and the Company's ability to successfully offset such impact); legal actions, regulatory proceedings or the Company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the Company's products or operations in the United States or abroad; product liability claims; exchange rate or tax rate fluctuations; inability to design, manufacture, distribute and achieve market acceptance of new products with greater functionality or lower costs, (particularly given the impact of the FDA consent decree); consolidation of health care providers; lower cost imports; uncollectible accounts receivable; difficulties in implementing/upgrading Enterprise Resource Planning systems; risks inherent in managing and operating businesses in many different foreign jurisdictions; ineffective cost reduction and restructuring efforts; potential product recalls; possible adverse effects of being leveraged, including interest rate or event of default risks (particularly as might result from the impact of the FDA consent decree); heightened vulnerability to a hostile takeover attempt arising from depressed market prices for Company shares; provisions of Ohio law or in the Company's debt agreements, shareholder rights plan or charter documents that may prevent or delay a change in control, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

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